EX-99.d.vii

SIXTH AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

FOR AGFiQ FUNDS

This Amendment to the Investment Advisory Agreement is hereby made as of the 18th day of February, 2022, between AGF Investments Trust, a Delaware statutory Trust (the “Trust”), on behalf of its series as set forth on Appendix A to the Investment Advisory Agreement (each, a “Fund” and, collectively, the “Funds”) and AGF Investments LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust and the Adviser are parties to the Investment Advisory Agreement dated February 19, 2016 (the “Agreement”), as amended on November 14, 2017, February 16, 2019, May 13, 2019, May 11, 2020 and February 22, 2021; and

WHEREAS, pursuant to Section 9 of the Agreement, the Trustees of the Trust, in connection with their approval of the appointment of the Adviser as investment adviser to the Funds, approved related amendments to the Agreement at a meeting held on February 18, 2022; and

WHEREAS, as approved by the Board, the AGFiQ U.S. Market Neutral Momentum Fund and AGFiQ Dynamic Hedged U.S. Equity ETF have ceased operations and been liquidated; and

WHEREAS, the Trust and the Adviser hereby wish to amend Appendix A of the Agreement to remove AGFiQ U.S. Market Neutral Momentum Fund and AGFiQ Dynamic Hedged U.S. Equity ETF.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1.	That Appendix A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the appendix attached hereto.

2.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

IN	WITNESS WHEREOF, the Trust and the Adviser have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date hereof.

AGF Investments Trust

By:	/s/ William DeRoche
Name: William DeRoche
Title: President and Principal Executive Officer

By:	/s/ Josh Hunter
Name: Josh Hunter
Title: Treasurer

AGF Investments America, Inc.

By:	/s/ Damion Hendrickson
Name: Damion Hendrickson
Title: Managing Director, U.S. Business

By:	/s/ Mark Adams
Name: Mark Adams
Title: Corporate Secretary

APPENDIX A

TO THE

INVESTMENT ADVISORY AGREEMENT

Fund	Fee Rate
AGFiQ U.S. Market Neutral Anti-Beta Fund (BTAL)	0.45%
AGFiQ Hedged Dividend Income Fund (DIVA)	0.45%
AGFiQ Global Infrastructure ETF (GLIF)	0.45%